Exhibit 99.1

NECB Earnings Press Release for 03/31/2024:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2024

White Plains, New York, April 25, 2024 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $11.4 million, or $0.87 per basic share and $0.86 per diluted share, for the three months ended March 31, 2024 compared to net income of $11.2 million, or $0.77 per basic and diluted share, for the three months ended March 31, 2023.

Kenneth A. Martinek, NorthEast Community Bancorp’s Chairman of the Board and Chief Executive Officer, stated “We are pleased to report another quarter of strong earnings due to the strong performance of our loan portfolio. Despite the high interest rate environment during 2023 that continued into 2024, loan demand remained strong with originations and outstanding commitments remaining robust. As has been in the past, construction lending in high demand-high absorption areas continues to be our focus.”

Highlights for the three months ended March 31, 2024 are as follows:

•	Performance metrics continue to be strong with a return on average assets ratio of 2.50%, a return on average equity ratio of 15.88%, and an efficiency ratio of 37.91%.

•	Net interest income increased by $2.1 million, or 9.4%, to $25.0 million for the three months ended March 31, 2024 compared to the same periods in 2023.

•	Our commitments, loans-in-process, and standby letters of credit outstanding totaled $731.3 million at March 31, 2024 compared to $719.6 million at December 31, 2023.

Balance Sheet Summary

Total assets increased by $102.8 million, or 5.8%, to $1.9 billion at March 31, 2024, from $1.8 billion at December 31, 2023. The increase in assets was primarily due to an increase in net loans of $67.8 million and an increase in cash and cash equivalents of $38.8 million, partially offset by a decrease in other assets of $3.7 million.

Cash and cash equivalents increased by $38.8 million, or 56.5%, to $107.4 million at March 31, 2024 from $68.7 million at December 31, 2023. The increase in cash and cash equivalents was a result of an increase in deposits of $112.0 million, partially offset by a decrease in borrowings of $17.0 million, an increase of $67.8 million in net loans, and stock repurchases of $1.2 million.

Equity securities decreased by $82,000, or 0.5%, to $18.0 million at March 31, 2024 from $18.1 million at December 31, 2023. The decrease in equity securities was attributable to market depreciation of $82,000 due to market interest rate volatility during the three months ended March 31, 2024.

Securities held-to-maturity decreased by $125,000, or 0.8%, to $15.7 million at March 31, 2024 from $15.9 million at December 31, 2023 due to $128,000 in maturities and pay-downs of various investment securities, partially offset by a decrease of $3,000 in the allowance for credit losses for held-to-maturity securities.

Loans, net of the allowance for credit losses, increased by $67.8 million, or 4.3%, to $1.6 billion at March 31, 2024 from $1.6 billion at December 31, 2023. The increase in loans, net of the allowance for credit losses, was primarily due to loan originations of $180.5 million during the three months ended March 31, 2024, consisting primarily of $170.9 million in construction loans with respect to which approximately 34.0% of the funds were disbursed at loan closings, with the remaining funds to be disbursed over the terms of the construction loans. In addition, during the three months ended March 31, 2024, we originated $9.5 million in commercial and industrial loans.

Loan originations during the first quarter of 2024 resulted in a net increase of $74.5 million in construction loans and $410,000 in consumer loans. The increase in our loan portfolio was partially offset by decreases of $2.2 million in commercial and industrial loans, $2.0 million in non-residential loans, $1.1 million in mixed-use loans, $981,000 in multi-family loans, and $605,000 in residential loans, coupled with normal pay-downs and principal reductions.

The allowance for credit losses related to loans decreased to $4.9 million as of March 31, 2024 from $5.1 million as of December 31, 2023. The decrease in the allowance for credit losses related to loans was due to a credit to the provision for credit losses totaling $145,000 and charge-offs of $21,000.

Premises and equipment decreased by $229,000, or 0.9%, to $25.2 million at March 31, 2024 from $25.5 million at December 31, 2023 primarily due to the depreciation of fixed assets.

Investments in Federal Home Loan Bank stock decreased by $315,000, or 33.9%, to $614,000 at March 31, 2024 from $929,000 at December 31, 2023 due primarily to the mandatory redemption of Federal Home Loan Bank stock in connection with the maturity of $7.0 million in advances in 2024.

Bank owned life insurance (“BOLI”) increased by $157,000, or 0.6%, to $25.2 million at March 31, 2024 from $25.1 million at December 31, 2023 due to increases in the BOLI cash value.

Accrued interest receivable increased by $641,000, or 5.2%, to $13.0 million at March 31, 2024 from $12.3 million at December 31, 2023 due to an increase in the loan portfolio.

Foreclosed real estate was $1.5 million at both March 31, 2024 and December 31, 2023.

Right of use assets — operating decreased by $139,000, or 3.0%, to $4.4 million at March 31, 2024 from $4.6 million at December 31, 2023, primarily due to amortization.

Other assets decreased by $3.7 million, or 46.6%, to $4.3 million at March 31, 2024 from $8.0 million at December 31, 2023 due to a decrease in tax assets of $3.6 million and a decrease in suspense accounts of $236,000, partially offset by an increase of $126,000 in prepaid expenses.

Total deposits increased by $112.0 million, or 8.0%, to $1.5 billion at March 31, 2024 from $1.4 billion at December 31, 2023. The increase in deposits was primarily due to the Bank offering competitive interest rates to attract deposits. This resulted in a shift in deposits whereby certificates of deposit increased by $90.9 million, or 11.9% and NOW/money market accounts increased by $60.1 million, or 41.5%, partially offset by decreases in savings account balances of $27.4 million, or 14.3%, and non-interest bearing demand deposits of $11.6 million, or 3.9%.

Federal Home Loan Bank advances decreased by $7.0 million, or 50.0%, to $7.0 million at March 31, 2024 from $14.0 million at December 31, 2023 due to the maturity of borrowings in 2024. Federal Reserve Bank borrowings decreased by $10.0 million, or 20.0%, to $40.0 million at March 31, 2024 from $50.0 million at December 31, 2023.

Advance payments by borrowers for taxes and insurance increased by $326,000, or 16.1%, to $2.3 million at March 31, 2024 from $2.0 million at December 31, 2023 due primarily to remittance of real estate tax payments from our borrowers.

Lease liability – operating decreased by $128,000, or 2.8%, to $4.5 million at March 31, 2024 from $4.6 million at December 31, 2023, primarily due to amortization.

Accounts payable and accrued expenses decreased by $2.0 million, or 14.7%, to $11.6 million at March 31, 2024 from $13.6 million at December 31, 2023 due primarily to a decrease in accrued expense of $2.5 million, partially offset by an increase in accounts payable of $486,000 and deferred compensation of $132,000. The allowance for credit losses for off-balance sheet commitments was $1.0 million at March 31, 2024 and at December 31, 2023.

Stockholders’ equity increased by $9.6 million, or 3.4% to $288.9 million at March 31, 2024, from $279.3 million at December 31, 2023. The increase in stockholders’ equity was due to net income of $11.4 million for the three months ended March 31, 2024, $444,000 in the amortization of restricted stock and stock options granted under the Company’s 2022 Equity Incentive Plan, a reduction of $217,000 in unearned employee stock ownership plan shares coupled with an increase of $135,000 in earned employee stock ownership plan shares, an exercise of stock options totaling $14,000, and $3,000 in other comprehensive income, partially offset by stock repurchases totaling $1.2 million and dividends paid and declared of $1.3 million.

Net Interest Income

Net interest income totaled $25.0 million for the three months ended March 31, 2024, as compared to $22.8 million for the three months ended March 31, 2023. The increase in net interest income of $2.2 million, or 9.4%, was primarily due to an increase in interest income offset by an increase in interest expense.

The increase in interest income is attributable to increases in the average balances of loans and interest-bearing deposits, partially offset by decreases in the average balances of investment securities and FHLB stock. The increase in interest income is also attributable to a rising interest rate environment due to the Federal Reserve’s interest rate increases in 2023.

The increase in market interest rates in 2023 also caused an increase in our interest expense. As a result, the increase in interest expense for the three months ended March 31, 2024 was due to an increase in the cost of funds on our deposits and borrowed money. The increase in interest expense was also due to an increase in the average balances on our certificates of deposits, our interest-bearing demand deposits, and our borrowed money, offset by a decrease in the average balances on our savings and club deposits.

Total interest and dividend income increased by $9.6 million, or 33.7%, to $38.1 million for the three months ended March 31, 2024 from $28.5 million for the three months ended March 31, 2023. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $361.6 million, or 26.3%, to $1.7 billion for the three months ended March 31, 2024 from $1.4 billion for the three months ended March 31, 2023 and an increase in the yield on interest earning assets by 49 basis points from 8.28% for the three months ended March 31, 2023 to 8.77% for the three months ended March 31, 2024.

Interest expense increased by $7.4 million, or 131.5%, to $13.1 million for the three months ended March 31, 2024 from $5.7 million for the three months ended March 31, 2023. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 155 basis points from 2.74% for the three months ended March 31, 2023 to 4.29% for the three months ended March 31, 2024 and an increase in average interest bearing liabilities of  $398.9 million, or 48.2%, to $1.2 billion for the three months ended March 31, 2024 from $827.0 million for the three months ended March 31, 2023.

Net interest margin decreased by 88 basis points, or 13.3%, to 5.75% during the three months ended March 31, 2024 compared to 6.63% during the three months ended March 31, 2023. The decrease in the net interest margin was due to the increase in the cost of interest-bearing liabilities outpacing the increase in the yield on interest-earning assets.

Credit Loss Expense

The Company recorded a credit loss expense reduction totaling $165,000 for the three months ended March 31, 2024 compared to a credit loss expenses totaling $1,000 for the three months ended March 31, 2023. The credit loss expense reduction of $165,000 for the three months ended March 31, 2024 was comprised of a credit loss expense reduction for loans of $145,000, a credit loss expense reduction for held-to-maturity investment securities of $3,000, and a credit loss expense reduction for off-balance sheet commitments of $17,000. The credit loss expense reduction for loans of $145,000 for the three months ended March 31, 2024 was primarily attributed to favorable trend in the economy.

We charged-off $21,000 during the three months ended March 31, 2024 as compared to charge-offs of $21,000 during the three months ended March 31, 2023. The charge-offs of $21,000 during the three months ended March 31, 2024 and March 31, 2023 were against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries from previously charged-off loans during the three months ended March 31, 2024 and 2023.

Non-Interest Income

Non-interest income for the three months ended March 31, 2024 was $554,000 compared to non-interest income of $1.1 million for the three months ended March 31, 2023. The decrease of $561,000, or 50.3%, in total non-interest income was primarily due to an increase of $307,000 in unrealized gain/loss on equity securities, a decrease of $145,000 in other loan fees and service charges, and a decrease of $117,000 in investment advisory fees.

The increase in unrealized gain/loss on equity was due to an unrealized loss of $82,000 on equity securities during the three months ended March 31, 2024 compared to an unrealized gain of $225,000 on equity securities during the three months ended March 31, 2023. The unrealized loss of $82,000 on equity securities during the three months ended March 31, 2024 was due to market interest rate volatility during the quarter ended March 31, 2024.

The decrease of $145,000 in other loan fees and service charges was due to a decrease of $138,000 in other loan fees and loan servicing fees and a decrease of $7,000 in ATM/debit card/ACH fees.

The decrease in investment advisory fees was due to the disposition in January 2024 of the Bank’s assets relating to the Harbor West Wealth Management Group. Consequently, the Bank no longer generates investment advisory fees following the completion of the transaction.

Non-Interest Expense

Non-interest expense increased by $1.5 million, or 18.2%, to $9.7 million for the three months ended March 31, 2024 from $8.2 million for the three months ended March 31, 2023. The increase resulted primarily from increases of $809,000 in salaries and employee benefits, $543,000 in other operating expense, $122,000 in outside data processing expense, $39,000 in advertising expense, and $38,000 in occupancy expense, partially offset by decreases of $51,000 in equipment expense and $10,000 in real estate owned expense.

Income Taxes

We recorded income tax expense of $4.7 million and $4.5 million for the three months ended March 31, 2024 and 2023, respectively. For the three months ended March 31, 2024, we had approximately $195,000 in tax exempt income, compared to approximately $182,000 in tax exempt income for the three months ended March 31, 2023. Our effective income tax rates were 29.0% and 28.7% for the three months ended March 31, 2024 and 2023, respectively.

Asset Quality

Non-performing assets totaled $5.8 million at March 31, 2024 and December 31, 2023. At March 31, 2024 and December 31, 2023, we had two non-performing construction loans totaling $4.4 million secured by the same project located in the Bronx, New York. The other non-performing assets consisted of one foreclosed property at March 31, 2024 and December 31, 2023. Our ratio of non-performing assets to total assets remained low at 0.31% at March 31, 2024 as compared to 0.33% at December 31, 2023.

The Company’s allowance for credit losses related to loans totaled $4.9 million, or 0.30% of total loans as of March 31, 2024, compared to $5.1 million, or 0.32% of total loans as of December 31, 2023. Based on a review of the loans that were in the loan portfolio at March 31, 2024, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

In addition, at March 31, 2024, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $1.0 million and the allowance for credit losses related to held-to-maturity debt securities totaled $133,000.

Capital

The Company’s total stockholders’ equity to assets ratio was 15.48% as of March 31, 2024. At March 31, 2024, the Company had the ability to borrow $928.8 million from the Federal Reserve Bank of New York, $32.1 million from the Federal Home Loan Bank of New York and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of March 31, 2024, the Bank had a tier 1 leverage capital ratio of 14.65% and a total risk-based capital ratio of 13.78%.

The Company completed its first stock repurchase program on April 14, 2023 whereby the Company repurchased 1,637,794 shares, or 10%, of the Company’s issued and outstanding common stock. The cost of the stock repurchase program totaled $23.0 million, including commission cost and Federal excise taxes. Of the total shares repurchased under this program, 957,275 of such shares were repurchased during 2023 at a total cost of $13.7 million, including commission costs and Federal excise taxes.

The Company commenced its second stock repurchase program on May 30, 2023 whereby the Company will repurchase 1,509,218, or 10%, of the Company’s issued and outstanding common stock. The Company has repurchased 1,015,980 shares of common stock under its second repurchase program, at a cost of $16.0 million, including commission costs and Federal excise taxes, at March 31, 2024.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation and its impact on regional and national economic conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area, the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31,	December 31,
	2024	2023
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$9,940	$13,394
Interest-bearing deposits	97,508	55,277
Total cash and cash equivalents	107,448	68,671
Certificates of deposit	100	100
Equity securities	18,020	18,102
Securities held-to-maturity ( net of allowance for credit losses of $133 and $136, respectively )	15,735	15,860
Loans receivable	1,654,626	1,586,721
Deferred loan costs, net	(52)	176
Allowance for credit losses	(4,927)	(5,093)
Net loans	1,649,647	1,581,804
Premises and equipment, net	25,223	25,452
Investments in restricted stock, at cost	614	929
Bank owned life insurance	25,239	25,082
Accrued interest receivable	12,952	12,311
Real estate owned	1,456	1,456
Property held for investment	1,398	1,407
Right of Use Assets – Operating	4,427	4,566
Right of Use Assets – Financing	350	351
Other assets	4,299	8,044
Total assets	$1,866,908	$1,764,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$288,589	$300,184
Interest bearing	1,223,413	1,099,852
Total deposits	1,512,002	1,400,036
Advance payments by borrowers for taxes and insurance	2,346	2,020
Borrowings	47,000	64,000
Lease Liability – Operating	4,497	4,625
Lease Liability – Financing	580	571
Accounts payable and accrued expenses	11,559	13,558
Total liabilities	1,577,984	1,484,810

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 14,065,796 shares and 14,144,856 shares outstanding, respectively	141	142
Additional paid-in capital	109,267	109,924
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(6,346)	(6,563)
Retained earnings	185,542	175,505
Accumulated other comprehensive gain	320	317
Total stockholders’ equity	288,924	279,325
Total liabilities and stockholders’ equity	$1,866,908	$1,764,135

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarter Ended March 31,
	2024	2023
	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$36,703	$27,575
Interest-earning deposits	1,200	703
Securities	218	233
Total Interest Income	38,121	28,511
INTEREST EXPENSE:
Deposits	12,394	5,552
Borrowings	731	112
Financing lease	10	9
Total Interest Expense	13,135	5,673
Net Interest Income	24,986	22,838
Provision for credit loss	(165)	1
Net Interest Income after Credit Loss Expense	25,151	22,837
NON-INTEREST INCOME:
Other loan fees and service charges	462	607
Earnings on bank owned life insurance	157	150
Investment advisory fees	-	117
Realized and unrealized (loss) gain on equity securities	(82)	225
Other	17	16
Total Non-Interest Income	554	1,115
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,351	4,542
Occupancy expense	707	669
Equipment	253	304
Outside data processing	637	515
Advertising	88	49
Real estate owned expense	11	21
Other	2,634	2,091
Total Non-Interest Expenses	9,681	8,191
INCOME BEFORE PROVISION FOR INCOME TAXES	16,024	15,761
PROVISION FOR INCOME TAXES	4,650	4,517
NET INCOME	$11,374	$11,244

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Quarter Ended March 31,
	2024	2023
	(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.87	$0.77
Earnings per share - diluted	0.86	0.77
Weighted average shares outstanding - basic	13,118	14,649
Weighted average shares outstanding - diluted	13,191	14,696
Performance ratios/data:
Return on average total assets	2.50%	3.10%
Return on average shareholders' equity	15.88%	16.98%
Net interest income	$24,986	$22,838
Net interest margin	5.75%	6.63%
Efficiency ratio	37.91%	34.20%
Net charge-off ratio	0.00%	0.00%

Loan portfolio composition:	March 31, 2024	December 31, 2023
One-to-four family	$4,647	$5,252
Multi-family	197,946	198,927
Mixed-use	28,500	29,643
Total residential real estate	231,093	233,822
Non-residential real estate	19,130	21,130
Construction	1,293,871	1,219,413
Commercial and industrial	108,882	111,116
Consumer	1,650	1,240
Gross loans	1,654,626	1,586,721
Deferred loan (fees) costs, net	(52)	176
Total loans	$1,654,574	$1,586,897
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	4,385	4,385
OREO property	1,456	1,456
Total non-performing assets	$5,841	$5,841

Allowance for credit losses to total loans	0.30%	0.32%
Allowance for credit losses to non-performing loans	112.34%	116.15%
Non-performing loans to total loans	0.27%	0.28%
Non-performing assets to total assets	0.31%	0.33%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets	13.78%	14.11%
Common equity tier 1 capital to risk-weighted assets	13.47%	13.78%
Tier 1 capital to risk-weighted assets	13.47%	13.78%
Tier 1 leverage ratio	14.65%	16.21%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Quarter Ended March 31, 2024			Quarter Ended March 31, 2023
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,612,343	$36,703	9.11%	$1,269,850	$27,575	8.69%
Securities	33,848	197	2.33%	44,523	211	1.90%
Federal Home Loan Bank stock	842	21	9.98%	1,150	22	7.65%
Other interest-earning assets	91,552	1,200	5.24%	61,484	703	4.57%
Total interest-earning assets	1,738,585	38,121	8.77%	1,377,007	28,511	8.28%
Allowance for credit losses	(5,091)			(5,459)
Non-interest-earning assets	88,859			80,900
Total assets	$1,822,353			$1,452,448

Interest-bearing demand deposit	$171,483	$1,817	4.24%	$90,199	$428	1.90%
Savings and club accounts	182,771	1,202	2.63%	286,510	1,913	2.67%
Certificates of deposit	810,586	9,375	4.63%	431,259	3,211	2.98%
Total interest-bearing deposits	1,164,840	12,394	4.26%	807,968	5,552	2.75%
Borrowed money	61,092	741	4.85%	19,056	121	2.54%
Total interest-bearing liabilities	1,225,932	13,135	4.29%	827,024	5,673	2.74%
Non-interest-bearing demand deposit	291,909			345,298
Other non-interest-bearing liabilities	18,090			15,181
Total liabilities	1,535,931			1,187,503
Equity	286,422			264,945
Total liabilities and equity	$1,822,353			$1,452,448

Net interest income / interest spread		$24,986	4.48%		$22,838	5.54%
Net interest rate margin			5.75%			6.63%
Net interest earning assets	$512,653			$549,983
Average interest-earning assets
to interest-bearing liabilities	141.82%			166.50%